EXHIBIT 2.1


                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (the "Agreement") dated as of July 7, 1999, is by and among ONTRACK Data International, Inc., a Minnesota corporation (the "Buyer"), Mijenix Corporation, a Wisconsin corporation (the "Corporation"), and Jennifer Kronenberg (the "Shareholder").

                                    RECITALS

         Shareholder owns and desires to sell, and Buyer desires to purchase, all of the issued and outstanding capital stock of the Corporation, upon the terms and subject to the conditions set forth in this Agreement.

         Prior to the purchase of the Shares, Buyer and the individual holders of options for the purchase of the Corporation's common stock listed on Schedule A to this Agreement (the "Optionholders") will enter into the Large Option Cancellation Agreement in the form of the attached Exhibit A or the Small Option Cancellation Agreement in the form of the attached Exhibit B (collectively referred to as the "Option Cancellation Agreements");

         Buyer, Shareholder, and the Corporation intend that Buyer and Shareholder will make an election for federal and state tax purposes under
Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Section 338(h)(10) Election"), with respect to the purchase and sale of the Shares.

         Buyer, Shareholder, and the Corporation wish to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated by this Agreement.

         NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties hereby agree as follows:

                                    ARTICLE I
                                PURCHASE AND SALE
                      OF STOCK AND CANCELLATION OF OPTIONS

         1.1. Sale of Common Stock and Cancellation of Options.

                  (a) Common Stock. Shareholder hereby agrees to sell, convey, transfer, assign and deliver to Buyer on the Closing Date (as defined below), 6,750 shares (the "Shares") of duly and validly issued, fully paid and non-assessable, common stock of the Corporation, which Shares represent all of the issued and outstanding capital stock of the Corporation. On the Closing Date, the Shareholder shall be paid by Buyer the amount described in Section 1.2(b), in consideration for

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a certificate or certificates representing the Shares, endorsed in blank or accompanied by stock powers duly executed in blank to permit transfer of the Shares to the Buyer.

                  (b) Stock Options. Immediately prior to the closing of the purchase of the Shares and in accordance with the Option Cancellation Agreements, the Optionholders will deliver to Buyer for cancellation, that number of stock purchase options appearing opposite each such Optionholder's name on Schedule A (the "Options") which Options represent all of the duly and validly issued options for the purchase of common stock of the Corporation. On the Closing Date, each Option shall be canceled, and each holder of such Option shall be paid the amount described in Section 1.2(c) in consideration for the cancellation of such Option.

         1.2. Purchase Price.

                  (a) Components of Purchase Price. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants of Shareholder contained herein and of the Optionholders contained in the Option Cancellation Agreements, and in full consideration of such sale of the Shares to Buyer and the cancellation of the Options, Buyer agrees to pay to Shareholder and the Optionholders, in the aggregate, a purchase price (the "Purchase Price") consisting of (i) Six Million and No/100 Dollars ($6,000,000.00) payable in cash at the Closing, subject to adjustment as provided in Sections 1.2(b) and 1.2(d) of this Agreement; (ii) shares of the common stock of Buyer having a Closing Trading Value (as defined below) of One Million and No/100 Dollars, subject to adjustment as provided in Sections 1.2(b) and 1.2(d) of this Agreement; and (iii) up to Two Million, Five Hundred Thousand and No/100 Dollars ($2,500,000.00), payable in cash and/or common stock of Buyer, as provided in Section 1.3. The payments described in (i) and (ii) above are referred to collectively herein as the "Closing Payment", and the payment described in (iii) above is referred to herein as the "Contingent Consideration". The Purchase Price payable to the Optionholders shall be paid in satisfaction of the Corporation's obligations under the Option Cancellation Agreements. The parties agree that the Purchase Price set forth in Section 1.2 below that is being paid to the Shareholder for the Shares reflects a reduction for (i) amounts being paid to the Optionholders pursuant to the Option Cancellation Agreements and (ii) payables and other liabilities that are not the responsibility of Shareholder pursuant to this Agreement.

                  (b) Payment of Closing Payment. The cash portion of the Closing Payment will be payable by wire transfer or check to Shareholder and the Optionholders, allocated as described in Section 1.2(c). The common stock portion of the Closing Payment will be payable to Shareholder and certain of the Optionholders as described in Article V and in the Large Option Cancellation Agreement attached as Exhibit A. The number of shares of the Buyer's common stock to be issued at Closing shall be based on the average daily closing share price for the ten trading days preceding the date of this Agreement, unless the transactions described in this Agreement are publicly announced before the date of this Agreement, in which case the average daily closing share price will be calculated for the ten trading days preceding the date of such announcement (the "Closing


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Trading Value"). The Closing Payment will be reduced by the following amounts paid into the following escrow accounts:

                           (i) $75,000 in cash (the "Balance Sheet Adjustment
Escrow Amount"), which will be delivered to Norwest Bank Minnesota, National Association (the "Adjustment Escrow Agent") for purposes of the Post-Closing Adjustment described in Section 1.2(d) and according to the Adjustment Escrow Agreement in the form attached hereto as Exhibit C; and

                           (ii) $750,000, consisting of (A) $625,000 in cash and
(B) shares of the common stock of Buyer having a Closing Trading Value of $125,000 (the "Indemnity Escrow Amount"), which amount shall be delivered to and held by Norwest Bank Minnesota, National Association (the "Indemnity Escrow Agent") according to the Indemnity Escrow Agreement in the form attached hereto as Exhibit D.

                           (iii) The parties agree that, for all purposes, cash
or stock held in escrow shall be treated as owned by Buyer until such time as such amounts are actually paid or transferred to Shareholder and the Optionholders.

                  (c) Allocation of Closing Payment. The Closing Payment shall be allocated between the Shareholder and Optionholders as determined in accordance with Schedule 1.2. The Balance Sheet Adjustment Escrow Amount and the Indemnity Escrow Amount will be deducted from the respective payments to the Shareholder and the Optionholders as described on Schedule 1.2.

                  (d) Post-Closing Adjustment.

                           (i) Within 45 days after the Closing Date (as defined
below), the Shareholder shall deliver to the Buyer a balance sheet of the Corporation as of the close of business on the Closing Date (the "Closing Date Balance Sheet") audited by Arthur Andersen LLP, the Corporation's auditors, and showing the Corporation's working capital as of the Closing Date (the "Closing Working Capital"). Working capital is defined as current assets less current liabilities. The Closing Date Balance Sheet shall be prepared in accordance with generally accepted accounting principles consistently applied. Grant Thornton LLP, the auditors for Buyer, shall have up to 45 days to review and comment on the Closing Date Balance Sheet based on generally accepted accounting principles in advance of the determination of the adjustment of the Purchase Price. If Grant Thornton objects to the Closing Date Balance Sheet and the parties cannot reach agreement within 10 days, then Grant Thornton and Arthur Andersen shall have up to 10 days to designate another mutually acceptable accounting firm. The designated accounting firm shall have 45 days to complete the Closing Date Balance Sheet. The fees of the designated accounting firm shall be paid by the party whose auditors' formulation of the Closing Date Balance Sheet departs to the greatest degree from the final Closing Date Balance Sheet. If the parties cannot agree on the party responsible for the fees, the responsibility for the fees will be determined under Section 10.14.


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                           (ii) If the Closing Working Capital of the
Corporation is greater than the projected working capital of the Corporation as set forth in the Corporation's projected June 30, 1999 balance sheet prepared in April 1999 and attached as Schedule 1.2(d), reduced by $50,000 (the amount as so reduced is referred to herein as the "Target Working Capital"), the Purchase Price shall be adjusted upward. In this case, within three days after the parties have agreed on the Closing Date Balance Sheet or on another date agreed to by the parties, (A) all amounts held by the Adjustment Escrow Agent will be released and delivered to Shareholder and the Optionholders, and (B) the Purchase Price will be increased dollar-for-dollar by the excess of the Closing Working Capital over the Target Working Capital, and Buyer will deliver the additional amount of the Purchase Price to Shareholder and the Optionholders. If the Closing Working Capital is less than the Target Working Capital, the Purchase Price shall be adjusted downward dollar-for-dollar. In this case, within three days after the parties have agreed on the Closing Date Balance Sheet or on another date agreed to by the parties, (A) the amount of the adjustment will be released to Buyer by the Adjustment Escrow Agent and any remaining amounts will be released by the Adjustment Escrow Agent to Shareholder and the Optionholders according to the allocation described in Schedule 1.2 and
(B) if this is not sufficient to cover the adjustment, Shareholder individually agrees to pay promptly to Buyer a portion of the Closing Payment sufficient to cover the remainder of the adjustment. Shareholder agrees and acknowledges that Buyer need look only to Shareholder, and not the Optionholders, to pay the entire remainder of the adjustment not covered by the Adjustment Escrow Amount.

         1.3 Contingent Consideration; Computation and Payment.

                  (a) Shareholder and the Optionholders shall receive an aggregate amount of up to Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) in additional consideration (the "Contingent Consideration"). The Contingent Consideration will be payable in the form of cash and, in Buyer's sole discretion, up to one half in Buyer's common stock, the number of shares of which shall be determined based on the average daily closing share price for the ten trading days starting on the date the audit report is completed by Grant Thorton LLP pursuant to Section 1.3(d). Allocation of the Contingent Consideration among the Shareholder and the Optionholders, including the determination of which individuals will receive the shares of Buyer's common stock, will be made in the manner described on Schedule 1.2.

                  (b) The Contingent Consideration shall be paid, if at all, based on the amount by which the Corporation's Actual Revenues for the period from the Closing Date through December 31, 1999 (the "Contingent Period"), meet or exceed the Corporation's Projected Revenues as stated in the projected income statements prepared in April 1999 and attached as Schedule 1.3(b), subject to the adjustment for Corporation Marketing Expenses described in Section 1.3(c):
(1) If the Actual Revenues for the Contingent Period are less than or equal to 70% of the Projected Revenues, the Contingent Consideration shall be $0.00. (2) If the Actual Revenues during the Contingent Period are less than or equal to 100% but greater than 70% of the Projected Revenues, the Contingent Consideration shall be equal to $66,666.66 multiplied by the number of percentage points that the Actual Revenues during that period exceed 70% of the Projected Revenues. (3) If the Actual Revenues during the Contingent Period are greater than 100% of the Projected Revenues, the


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Contingent Payment shall be equal to $2,000,000, PLUS $33,333.33 multiplied by the number of percentage points that the Actual Revenues during that period exceed 100% of the Projected Revenues, up to a maximum amount of $500,000. For purposes of this Agreement, the term "Actual Revenues" shall be defined as all sales of the Corporation's products either through the Corporation's sales and marketing channels or through Buyer's sales and marketing channels, net of discounts, refunds and allowances, each as determined based on the audit described in Section 1.3(d).

                  (c) If the total variable marketing expenses relating to the Corporation's products, the components of which are described on the attached
Schedule 1.3(c) ("Corporation Marketing Expenses"), during the Contingent Period exceed 25% of Actual Revenues for that period, the Contingent Payment, if any, will be reduced by the excess of Corporation Marketing Expenses over 25% of Actual Revenues, on a dollar-for-dollar basis.

                  (d) The Contingent Consideration, if any, will be payable after the completion of an audit of the Corporation's Actual Revenues and Corporation Marketing Expenses during the Contingent Period by Grant Thorton, prepared in accordance with generally accepted accounting principles. Such audit will be completed on or before May 15, 2000. Arthur Andersen shall have up to 45 days to review and comment on the audit based on generally accepted accounting principles in advance of the determination of the adjustment of the Contingent Consideration. If Arthur Andersen objects to the audit and the parties cannot reach agreement within 10 days, then Grant Thornton and Arthur Andersen shall have up to 10 days to designate another mutually acceptable accounting firm. The designated accounting firm shall have 45 days to complete the Closing Date Balance Sheet. The fees of the designated accounting firm shall be paid by the party whose auditors' formulation of the Closing Date Balance Sheet departs to the greatest degree from the final Closing Date Balance Sheet. If the parties cannot agree on the party responsible for the fees, the responsibility will be determined under Section 10.14. The Contingent Consideration will be paid within three days after the parties have agreed on the audit or on another date agreed to by the parties, with interest accruing from May 15, 2000 at a rate equal to the reference rate of U.S. Bank National Association.

                  (e) Buyer may reduce the Contingent Consideration payable to the Shareholder as a setoff to satisfy Shareholder's indemnification obligations under Section 9.1, subject to the limitations on indemnification under Section 9.3.

                  (f) Notwithstanding the foregoing, the Contingent Consideration due and owing to Shareholder and the Optionholders, if it can be calculated, shall be immediately due and payable to Shareholder and the Optionholders in the event of a sale of all or substantially all of the assets of Buyer. Otherwise, Buyer will make adequate provision in the applicable agreement for payment of the Contingent Consideration by the acquiror when due. In the event of a merger or consolidation involving Buyer in which Buyer is not the surviving corporation, Buyer will make adequate provision in the applicable agreement for payment of the Contingent Consideration by the successor corporation when due.


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                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES
                                 OF SHAREHOLDER

         To induce Buyer to enter into this Agreement, Shareholder represents and warrants to Buyer that (i) notwithstanding any investigation Buyer may undertake, and (ii) except as otherwise specifically stated in the Disclosure Schedule attached hereto as Schedule 2 ("Shareholder's Disclosure Schedule"), the following are true and correct on the date hereof and will be true and correct as of the Closing Date:

         2.1. Ownership of the Shares. Shareholder is the record and beneficial owner of all of the Shares free and clear of all liens, encumbrances, purchase rights, claims, pledges, mortgages, security interests, or other limitations or restrictions whatsoever. Shareholder is not subject to, or a party to, any articles of incorporation or bylaw provisions, shareholder control agreements, buy-sell agreements, contracts, instruments or other restrictions of any kind or character which directly or indirectly restrict or otherwise limit in any manner the voting, sale or other disposition of the Shares.

         2.2. Authority of Shareholder. Shareholder has full and unrestricted legal right, power and authority to enter into this Agreement, and to sell, assign, transfer, and deliver to Buyer valid, lawful and marketable title to the Shares to be sold, assigned and transferred by Shareholder pursuant to this Agreement. Shareholder represents that neither the execution and delivery of this Agreement or any other agreements contemplated hereby nor the consummation of the transactions contemplated hereby will, except as set forth on Section 2.2 of the Shareholder's Disclosure Schedule, conflict with or result in any violation of, or default under, any contract, agreement or commitment or any law applicable to Shareholder or the Corporation or any of its assets or property or its business. No action, consent or approval by, or filing by Shareholder or the Corporation with, any federal, state, municipal, foreign or other court or governmental body or agency, or any other regulatory body, is required in connection with the execution and delivery by the Shareholder of this Agreement or the consummation by Shareholder of the transactions contemplated hereby.

         2.3. Title. Upon delivery to Buyer at Closing of certificates duly endorsed or accompanied by duly executed stock powers representing all the Shares, Buyer will acquire lawful, valid and marketable title to the Shares free and clear of all liens, encumbrances, purchase rights, claims, pledges, mortgages, security interests, or other limitations or restrictions whatsoever, except for any that may be created by Buyer.

         2.4. Organization and Qualifications of the Corporation. The Corporation is a corporation lawfully existing and in good standing under the laws of Wisconsin with full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.


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         2.5. Capitalization of the Corporation. The authorized capital stock of the Corporation consists of 9,000 shares of common stock, of which 6,750 shares are issued and outstanding, fully paid and non-assessable. Except as disclosed in Section 2.5 of the Shareholder's Disclosure Schedule, there are no outstanding warrants, options, preemptive rights, or other rights or securities to purchase or acquire newly issued shares of the Corporation's capital stock. There are no stock appreciation, phantom or similar rights based on the book value or any other attribute of any capital stock of the Corporation.

         2.6. Subsidiaries. The Corporation does not have any subsidiaries or own any securities issued by any other business organization or governmental authority. The Corporation is not a partner or joint venturer in any partnership or joint venture.

         2.7. Title to Properties; Condition of Properties. The Corporation owns and has good and marketable title to all of the assets listed on the Latest Balance Sheet (defined in Section 2.10) or acquired since then, free and clear of any lien or encumbrance of any kind (collectively, "Encumbrances"). All machinery and equipment owned by the Corporation is in good repair, has been well maintained and is in good working order, normal wear and tear excepted. All assets necessary for the continued operation of the Corporation's business as it is currently being conducted and as it has been conducted since January 1, 1999 are owned by the Corporation or subject to valid leasehold interests.

         2.8. Real Property. All real property leased by the Corporation is described in Section 2.8 of the Shareholder's Disclosure Schedule (the "Leased Real Property"). The Corporation owns no real property.

         2.9. Environmental Matters.

                  (a) Neither the Leased Real Property nor any property previously owned or operated by the Corporation has been used by the Corporation, or to the best knowledge of Shareholder, by any other party, for the purpose of storing, disposing or treating any hazardous, toxic or dangerous substance, waste or material ("Hazardous Materials") as defined under or regulated by any federal, state or local laws relating to pollution, protection of the environment or worker health and safety (collectively, the "Environmental Laws"). There has been no release or threatened release of Hazardous Materials on the Leased Real Property or any property previously owned or operated by the Corporation or Shareholder or, to the best knowledge of Shareholder, by any other party. Neither the Corporation nor the Shareholder has received any notice of any asserted present or past failure by the Corporation or by any other party to comply with any Environmental Laws or any rule or regulation adopted pursuant to such laws in connection with the Leased Real Property or any property previously owned or operated by the Corporation or the Shareholder.

                  (b) The Corporation has not transported Hazardous Materials, or arranged for the transportation of Hazardous Materials to any disposal, treatment or storage site which is the subject of federal, state or local enforcement actions, or, to the best knowledge of Shareholder, other


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governmental or private investigations, or which may lead to claims against the
Corporation for clean up costs, remedial work, or for damages.

                  (c) Except as provided in Section 2.9 of the Shareholder's Disclosure Schedule, to the best of Shareholder's knowledge, there are no underground storage tanks, as defined under federal or applicable state law, located on the Leased Real Property, and none have been placed on the Leased Real Property during the Corporation's operation of the Leased Real Property.

                  (d) To the best knowledge of Shareholder, there are no material expenditures required to bring the Leased Real Property in compliance with the Environmental Laws.

         2.10. Financial Statements. Shareholder has delivered to Buyer the following financial statements:

                  (a) Financial statements of the Corporation dated December 31, 1998 and 1997, and related statements of income and retained earnings, and cash flows for the years then ended, as audited by Arthur Andersen LLP; and

                  (b) Unaudited balance sheet of the Corporation as of May 31, 1999 (the "Latest Balance Sheet").

         All of the financial statements referred to in this Section 2.10 have been prepared in accordance with generally accepted accounting principles ("GAAP") (except as set forth in Section 2.10 of the Shareholder's Disclosure Schedule) applied on a consistent basis, and present fairly the financial condition of the Corporation at the dates of said statements and the results of its operations for the periods covered. All accruals for liabilities and reserves for contingent liabilities have been established by the Corporation as required to be established and maintained under generally accepted accounting principles.

         2.11. Payment of Taxes. The Corporation has filed all material federal, state and local income, excise or franchise tax returns, real estate and personal property tax returns, sales and use tax returns and other tax returns and reports required to be filed by it and has paid all material taxes owing by it except taxes for which adequate provision has been made in the Latest Balance Sheet. The Corporation has maintained a valid S election since its inception. The Corporation has received no notice of any impending audit by any taxing authority. The Corporation has not received notice of any tax deficiency proposed or assessed against it, and it has not executed any waiver of any statute of limitations on the assessment or collection of any tax.

         2.12. Absence of Undisclosed Liabilities. The Corporation has no material liabilities of any nature, whether accrued, absolute or contingent that are required by generally accepted accounting principles to be disclosed on a balance sheet, other than and to the extent reflected or reserved against on the Latest Balance Sheet and liabilities incurred in the ordinary course of


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business since the date of the Latest Balance Sheet and liabilities disclosed on
Section 2.12 of the Shareholder's Disclosure Schedule or any other schedule of the Shareholder's Disclosure Schedule.

         2.13. Accounts Receivable. All of the accounts receivable of the Corporation reflected on the Closing Date Balance Sheet will be valid and enforceable claims, except as set forth on Section 2.13 of the Shareholder's Disclosure Schedule, fully collectible within 90 days of their respective invoice dates, and subject to no setoff or counterclaim in the recorded amounts, subject only to the allowance for doubtful accounts and returns and allowances reflected on the Closing Date Balance Sheet.

         2.14. Inventories. The inventory of the Corporation reflected on the Closing Date Balance Sheet will consist of items of a quantity consistent with normal inventory levels of the Corporation and of a quality and condition that is usable and saleable in the ordinary course of business for the purposes for which intended. Such inventory is carried on the Corporation's books of account in accordance with generally accepted accounting principles, subject to appropriate reserves for obsolescence, excess quantities, and the like.

         2.15. Conduct of Business in the Ordinary Course. Except as provided on
Section 2.15 of the Shareholder's Disclosure Schedule, the Corporation has conducted its business since January 1, 1999 only in the usual and ordinary course consistent with past practice, and since such date, the Corporation has not (i) sold or transferred any of its assets, except inventory in the ordinary course of business; (ii) changed any method of accounting or accounting practice; (iii) increased or promised to increase the compensation payable to any employee, except in accordance with annual wage reviews consistent with past practices; (iv) made any direct or indirect payments, dividends, distributions, sales or transfers of assets, other than normal compensation and the distributions reflected on the Latest Balance Sheet, to any officer, director, shareholder or employee of the Corporation or any of their affiliates; (v) changed its outstanding shares of capital stock or repurchased, redeemed or acquired any outstanding shares of capital stock or other ownership interest in securities of the Corporation other than option grants in the ordinary course of business; or (vi) suffered any damage or casualty to its assets.

         2.16. Intellectual Property. For purposes of this Agreement, the term "Intellectual Property" means all United States and other patents and registrations and applications therefor; copyrights and copyright registrations and applications therefor; trademarks, brand names, trade names and registrations and applications therefor; computer software; trade secrets; confidential business information; and licenses of or other contract rights with respect to any of the foregoing. Intellectual Property does not include the Corporation's rights under "shrink-wrap" licenses with respect to commercially available software.

                  (a) All Intellectual Property used in the business of the Corporation is listed on Section 2.16 of the Shareholder's Disclosure Schedule and, except for third party embedded software listed on Section 2.16 of the Shareholder's Disclosure Schedule, is now or will as of the Closing Date be owned by the Corporation. Section 2.16 of the Shareholder's Disclosure Schedule lists all


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assignments or agreements to assign Intellectual Property to or by the
Corporation, settlement agreements relating to disputes over Intellectual Property, and development agreements with respect to Intellectual Property of the Corporation.

                  (b) The Intellectual Property is free of any liens or encumbrances and is subject to only such licenses for third party software listed Section 2.16 of the Shareholder's Disclosure Schedule. To the best knowledge of Shareholder, no one is infringing upon any rights of the Corporation with respect to any Intellectual Property.

                  (c) The Corporation does not require any Intellectual Property that it does not already have in order to conduct its business as currently conducted or currently proposed to be conducted, except for third party software licenses and the "Fix-It" mark listed in Section 2.16 of the Shareholder's Disclosure Schedule.

                  (d) To the best knowledge of Shareholder, no actions for annulment or cancellation are pending or threatened with respect to the Intellectual Property and no actions for recovery have been made nor threatened.

                  (e) To the best knowledge of Shareholder, neither Shareholder nor the Corporation is infringing on Intellectual Property rights of third parties, nor has Shareholder or the Corporation been accused of doing so by a third party. To the best knowledge of Shareholder, other than listed in Section
2.16 of the Shareholder's Disclosure Schedule, there exists no circumstance which might entitle a licensor of any Intellectual Property required in order to conduct the Corporation's business as currently conducted or proposed to be conducted to terminate such license.

                  (f) Neither Shareholder, nor any director, officer, or employee of the Corporation, or any other person, owns, directly or indirectly, in whole or in part, any intellectual property rights which the Corporation uses or has used in the conduct of its business as presently conducted.

                  (g) Neither Shareholder nor the Corporation is subject to any right to compensation belonging to former or current employees or any other person for inventions used in the business of the Corporation.

                  (h) All charges, fees and taxes relating to the Intellectual Property have been duly and timely paid, except for sales taxes which have accrued in the normal course of business during the 60 day period prior to the date of this Agreement.

                  (i) Except as otherwise disclosed on Section 2.16(j) of the Shareholder's Disclosure Schedule, the Intellectual Property and other assets of the Corporation, including all products and services provided by and on behalf of the Corporation and all internal operating and business systems are "Year 2000 Compliant." For purposes of this Agreement "Year 2000 Compliant" means the ability to (i) consistently handle date information before, during and after January 1, 2000, including, but not limited to accepting date input, providing date output, and


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performing calculations on dates or portions of dates; (ii) function accurately in accordance with all specifications and without interruption before, during and after January 1, 2000, without any change of operations associated with the advent of the new century; (iii) respond to two-digit date input in a way that resolves any ambiguity as to century in a disclosed, defined and predetermined manner; and (iv) for any date element represented without century, the correct century is unambiguous for all manipulations involving that element.

         2.17. Commitments. Except as described on Sections 2.17 or 2.23 of the Shareholder's Disclosure Schedule, the Corporation is not a party to or subject to any of the following contracts, commitments, understandings, agreements or licenses, oral or written (the "Commitments"):

                  (a) any Commitment creating any obligation of the Corporation of $25,000 or more (other than sales and purchase commitments in the ordinary course of business for less than $25,000 each);

                  (b) any Commitment providing for the purchase of all or substantially all of the Corporation's requirements of a particular product from a supplier, or for periodic minimum purchases of a particular product from a supplier;

                  (c) any Commitment in excess of $10,000 not terminable on 30-days notice without penalty to the Corporation, other than sales and purchase commitments entered into in the ordinary course of business;

                  (d) any Commitment in excess of $10,000 with any employee, consultant, sales agent or distributor;

                  (e) any Commitment containing covenants limiting the Corporation's freedom to compete in any line of business or with any person or entity;

                  (f) any Commitment for the purchase of any fixed asset for a price in excess of $10,000, whether or not such purchase is in the ordinary course of business;

                  (g) any license agreement (as licensor or licensee), except software licenses used in the ordinary course of business in compliance with their respective terms;

                  (h) any Commitment with any present or former officer, director or shareholder of the Corporation or with any persons or organizations controlled by or affiliated with any of them; or

                  (i) any other Commitment not described above which involves total consideration in excess of $1,000 per month, other than utilities purchased in the ordinary course of business, salaries and employee benefits described on Section 2.23 of the Shareholder's Disclosure Schedule.

         True, correct and complete copies of the Commitments have been provided or made available to Buyer prior to the execution of this Agreement. All Commitments are in full force and effect and have not been amended, extended or otherwise modified. Neither the Corporation nor, to the best knowledge of Shareholder, any other party is in material default under any Commitments. None of the Commitments related to funded debt require prepayment penalties. The Corporation has all necessary software licenses to conduct its business as currently conducted and the Corporation is in material compliance with such licenses.

         2.18. Litigation. Except as provided in Schedule 2.18 of the Shareholder's Disclosure Schedule, there are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the best knowledge of Shareholder, threatened against the Corporation.

         2.19. Compliance with Laws. The Corporation is in compliance in all material respects with any laws, regulations or permits which apply to the conduct of its business or the Leased Real Property.

         2.20. Permits. The Corporation holds all licenses, permits and franchises which are required to permit it to conduct its business, except where failure to do so would not have a material adverse effect on the Corporation, and all such licenses, permits and franchises are listed on Section 2.20 of the Shareholder's Disclosure Schedule.

         2.21. Transactions with Interested Persons. Shareholder does not own directly or indirectly any material interest in, or serve as an officer or director of, any customer, competitor or supplier of the Corporation, or any organization which has a material contract or arrangement with the Corporation.

         2.22. Suppliers; Customers. There are no existing disputes with any of the Corporation's suppliers, other than normal disputes in the ordinary course of business. Shareholder has no reason to believe that any supplier will discontinue business with the Corporation following the Closing. Except as disclosed in Section 2.22 of Shareholder's Disclosure Schedule, no customer has notified the Corporation, and Shareholder has no knowledge that a customer intends to discontinue business with or significantly reduce its business with the Corporation or materially change the terms or price of its jobs. To the best knowledge of Shareholder, the Corporation is not a party to any contract or series of contracts with any one customer to sell products which, in the aggregate with respect to such customer, is to be performed at a price which is less than the Corporation's cost of sales for such products or to buy supplies at prices higher than the prevailing market prices at the time the contracts were entered into.

         2.23 Employee Benefit Plans. Section 2.23 of the Shareholder's Disclosure Schedule sets forth a list of all health care plans or other similar arrangements; life insurance or other death benefit plans; deferred compensation or other pension or retirement plans; or other fringe or employee benefit plans or arrangements; any employment or consulting contract or executive compensation agreements; whether written or otherwise, formal or informal, voluntary or required by law

("Employee Plan") (i) which the Corporation has any time maintained for the benefit of or relating to present or former employees, directors, leased employees, consultants and/or their dependents or beneficiaries; or (ii) with respect to which the Corporation or any ERISA Affiliate has made any payments or contributions. For purposes of this Section, "ERISA Affiliate" means all trades or businesses (whether or not incorporated) which are, or any time during the six years prior to the Closing Date, were members of a group of which the Corporation is or was a member which are or were under common control within the meaning of Code Section 414(b) or (c) or which are or were treated, together with the Corporation, as a single corporation under Code Section 414(m) or (o). Except as specifically set forth in Section 2.23 of the Shareholder's Disclosure
Schedule:

                  (a) Each Employee Plan has been consistently administered in substantial compliance with its terms and provisions and with the Code, ERISA and all other applicable laws and regulations, including, without limitation, Code Section 4980B and ERISA Section 601, et. seq. Each Employee Plan which is an employee pension plan as defined in Section 3(2) of ERISA meets the applicable requirements for qualification under Section 401(a) and for exemption under Section 501(a) of the Code. All reports required under ERISA or any other law or regulation to be filed by the Corporation or any ERISA Affiliate have been duly filed with the relevant governmental body, and all such reports are true and correct as of the date given in all material respects, and all Employee Plans have timely complied in all material respects with the disclosure of information regarding the Employee Plans required under Title 1 of ERISA.

                  (b) All contributions required to be made prior to the Closing Date to any Employee Plan have been paid or accrued for and neither the Corporation nor any ERISA Affiliate has any liability for any Employee Plan that has arisen or accrued prior to the Closing which has not been provided for through contributions, insurance or by appropriate accrual on the Closing Date.

                  (c) Neither the Corporation nor any ERISA Affiliate has engaged in any nonexempt "prohibited transaction" within the meanings of Sections 503 and 4975 of the Code or Section 406 of ERISA.

                  (d) Neither the Corporation nor any ERISA Affiliate has ever been a party or contributor to, or incurred liability in connection with any plan subject to Title IV of ERISA.

                  (e) There are no lawsuits or claims brought by any present or former employee against the Corporation or any ERISA Affiliate or any of their respective Employee Plans, other than claims for benefits in the normal course, which have not been finally resolved, and there are no claims or assessments pending or threatened against the Corporation or any ERISA Affiliate or any of their respective Employee Plans.

                  (f) Except as otherwise expressly provided in any Employee Plan or as otherwise required by applicable law, no condition exists that would materially increase the expense to the employer whose employees are covered under any of the Corporation's or any ERISA Affiliate's

Employee Plans nor does any condition exist which would prevent the amendment or termination of any such Employee Plan.

                  (g) Section 2.23 of the Shareholder's Disclosure Schedule sets forth (i) the names of all former employees of the Corporation whose employment has terminated either voluntarily or involuntarily during the preceding twelve-month period to which the Corporation has any continuing obligation or liability for any cash severance payments; and (ii) the names of all employees of the Corporation who are on a short or long term disability, workers' compensation disability, sick leave, personal leave or is otherwise unable to return to work prior to Closing, the expected duration of their disability or leave, and any benefits to which such individuals are entitled as of the Closing.

         2.24 Employee Matters. None of the employees of the Corporation are represented by any union or subject to any collective bargaining agreement and, to the best knowledge of Shareholder, none of such employees are engaged in any organizational activities. The Corporation is in substantial compliance with all applicable federal, state, and local laws relating to the employment of labor, including the provisions thereof relating to wages, hours, occupational health and safety, health and welfare insurance, collective bargaining, discrimination, and the payment of withholding and social security taxes, and the Corporation is not liable for any arrears of wages, or any tax or penalties, for failure to comply with any of the foregoing. The Corporation is not in receipt of any complaint, demand letter or charge issued by any federal, state or local agency alleging a violation of any law, regulation or ordinance respecting employment or employment practices, nor has the Corporation heretofore incurred any liability under the Workers Adjustment and Retraining Notification Act or similar state law or regulation. To the best knowledge of Shareholder, none of the employees of the Corporation has suffered or is suffering from any illness or disease caused directly or indirectly by any employment related condition or by contract with any Hazardous Materials within the scope of such employee's employment with the Corporation.

         2.25. Bank Accounts. Section 2.25 of the Shareholder's Disclosure
Schedule is a complete list of all bank accounts of the Corporation, listing all authorized signatories thereto.

         2.26. Insurance. The Corporation currently has in effect the policies of insurance identified in Section 2.26 of the Shareholder's Disclosure Schedule, which policies are in full force and effect. All premiums with respect thereto that are currently due have been paid or are properly accrued as a current liability on the books of the Corporation as of the Closing. The Corporation has not been denied or had revoked or rescinded any policy of insurance.

         2.27. Brokers or Agents. Except as set forth on Section 2.27 of the Shareholder's Disclosure Schedule, no person, firm or corporation has or shall have, as a result of any act or omission of either the Corporation or the Shareholder, or any representative or agent of either of them, any right, interest or valid claim against Buyer or the Corporation, for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement.

         2.28. Compliance With Debt Agreements. The Corporation is in compliance with all agreements related to indebtedness of the Corporation, including, but not limited to all indebtedness for borrowed money and capital leases, and all other indebtedness of the Corporation evidenced by notes, bond, debentures and similar obligations, and whether scheduled as a Commitment under Section 2.17 of this Agreement (the "Debt Agreements"). Except as otherwise disclosed in Section
2.28 of the Shareholder's Disclosure Schedule, all Debt Agreements are in full force and effect and have not been amended, extended or otherwise modified. Neither the Corporation nor, to the best knowledge of Shareholder, any other party is in default under any such Debt Agreements. None of the Debt Agreements related to funded debt require prepayment penalties.

         2.29. Investment Representations. In acquiring the shares of Buyer's common stock to be issued to the Shareholder in accordance with this Agreement, the Shareholder represents:

                  (a) That she is acquiring such shares for her own account and not as a nominee or agent for any other person and with no present intention of distributing or reselling such shares or any part of them in any transactions except pursuant to (i) an effective registration statement under the Securities Act of 1933 and registration or qualification under any applicable state securities or "blue sky" laws or (ii) a transaction that does not require registration or qualification under the Securities Act or applicable state securities or blue sky laws or is otherwise exempted therefrom;

                  (b) That she understands such shares have not been registered for sale under the Securities Act or any state securities or blue sky laws in reliance upon exemptions therefrom, in the case of the Securities Act or any state securities or blue sky laws, and that such shares shall not be sold, transferred, assigned, pledged, encumbered or otherwise disposed of except as contemplated in this Agreement and in the Lock-Up Agreement attached as Exhibit E, and then only pursuant to an effective registration statement under the Securities Act and registration or qualification under any applicable state securities or blue sky laws, or pursuant to a transaction that does not require such registration or qualification or is otherwise exempted therefrom;

                  (c) That she has been furnished with, and has had the opportunity to read and review the Buyer's annual registrations and other documents it is required to file with the Securities and Exchange Commission, has had an opportunity to ask questions of the officers of the Buyer or persons acting on the Buyer's behalf concerning the Buyer and the terms and conditions of an investment in Buyer's common stock;

                  (d) That she has such knowledge and experience in financial and business matters that she is capable of evaluating the merits and risks of acquiring and holding shares of the common stock of the Buyer;

                  (e) That she has acquired sufficient information about the Buyer to reach an informed and knowledgeable decision to acquire the shares of Buyer's common stock to be issued to her in accordance with this Agreement; and

                  (f) That she is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

         2.30. Material Omissions. To the best knowledge of Shareholder, no representation or warranty in this Article contains or will contain any untrue statement of material fact or omits or will omit a material fact necessary to make the statements contained therein not misleading in light of the circumstances.

                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         To induce Shareholder and Optionholders to enter into this Agreement, Buyer represents and warrants to Shareholder and Optionholders that (i) notwithstanding any investigation Shareholder or any Optionholder may undertake, and (ii) except as otherwise specifically stated in the Disclosure Schedule attached hereto as Schedule 3 ("Buyer's Disclosure Schedule"), the following are true and correct on the date hereof and will be true and correct as of the Closing Date:

         3.1. Organization and Qualification of Buyer. Buyer is a corporation lawfully existing and in good standing under the laws of Minnesota with full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

         3.2. Approval. Buyer has all necessary corporate power and is duly authorized to purchase, acquire and accept the Shares and Options as specified in this Agreement. Buyer has taken all action required to authorize and approve the execution and delivery of this Agreement and the consummation by Buyer of the transactions contemplated hereby.

         3.3. Prohibitions of Transactions. There is no pending or threatened action, suit, proceeding or investigation before any court or governmental body, or by any government agency, which would restrain or prevent Buyer from carrying out the transactions contemplated by this Agreement.

         3.4 Issuance of Shares. Upon issuance to Shareholder of the shares of Buyer's common stock to be delivered to Shareholder in accordance with this Agreement, whether at Closing or thereafter, the shares will be duly authorized, validly issued and fully-paid shares of common stock, and Shareholder shall receive good and marketable title to such stock, free and clear of all liens, encumbrances, claims, charges, assessments and restrictions, except for those provided under federal securities laws and under the Lock-Up Agreement. The shares of Buyer's common stock will be free of any pre-emptive rights. The shares will be listed for trading on Nasdaq upon issuance.

         3.5. Litigation. There is no litigation proceeding or investigation of any claim pending, or to the best knowledge of the Buyer, threatened against the Buyer, its business, or against the transaction contemplated by Buyer under this Agreement which, if adversely determined, would affect the execution, delivery or performance of this Agreement on the part of the Buyer, and there is no basis known to Buyer for any such action which would have a material adverse effect on Buyer.

         3.6. Broker. No person, firm or corporation has, or shall have, as a result of any act or omission of Buyer, any right, interest or valid claim against the Shareholder, any Optionholder or the Corporation for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement.

         3.7. No Conflicts; Approvals. Buyer represents that neither the execution and delivery of this Agreement or any other agreement contemplated hereby by Buyer nor the consummation of the transactions hereby by Buyer will conflict with or result in any violation of, or default under, any contract, agreement or commitment or any law applicable to Buyer or any of its assets or property or its business. No action, consent or approval by, or filing by Buyer with, any federal, state, municipal, foreign or other court or governmental body or agency, or any other regulatory body, is required in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby, except such filings as may be necessary under federal securities laws.

         3.8 SEC Filings. Buyer has timely filed all required forms, reports, statements and documents with the Securities and Exchange Commission (the "SEC"), all of which have complied in all material respects with all applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 (the "Exchange Act"). As of their respective dates, all such forms, reports, statements and documents filed after December 31, 1998 (the "Reports") did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of Buyer included or incorporated by reference in the Reports were prepared in accordance with GAAP applied on a consistent basis with prior periods (except as otherwise stated in such financial statements or, in the case of audited statements, the related report thereon of independent certified public accountants) and present fairly the consolidated financial position and consolidated results of operations, cash flows and of changes in shareholders' equity of Buyer and its consolidated subsidiaries as of the dates and for the periods indicated, subject, in the case of unaudited interim financial statements, to normal recurring year-end audit adjustments, none of which either singly or in the aggregate are or will be material, and except that the unaudited interim financial statements do not contain all of the disclosures required by GAAP. Buyer is and has been subject to the reporting requirements of the Exchange Act and has timely filed with the SEC all periodic reports required to be filed by it pursuant thereto and all reports required to be filed under Sections 13, 15 or 15(d) of the Exchange Act since October 21, 1996.

         3.9. Material Omissions. No representation or warranty in this Article contains or will contain any untrue statement of material fact or omits or will omit a material fact necessary to make the statements contained therein not misleading in light of the circumstances.

                                   ARTICLE IV
                                    COVENANTS

         4.1. Access to Properties, Records and Personnel. Between the date of this Agreement and the Closing Date, Shareholder and the Corporation shall (i) provide Buyer and its accountants, counsel and other representatives, full access, during reasonable business hours, to any and all premises, properties, commitments, books, records, and other information relating to assets or liabilities of the Corporation, and shall cause the Corporation's officers and employees to furnish to Buyer and its authorized representatives any and all financial, technical, and operating data and other information respecting the assets and liabilities and the business of the Corporation as Buyer and such representatives may from time to time reasonably request; and (ii) instruct the Corporation's officers, insurers, and accountants to discuss with Buyer and its representatives any and all information pertaining to its assets and liabilities and the business of the Corporation. Buyer shall schedule all employee meetings through the Shareholder. Buyer shall have the right to contact the Corporation's customers after consultation with Shareholder as to specific persons to be contacted and the manner of the customer contact.

         4.2. Preservation of Relationships. Until the Closing Date, Shareholder and the Corporation shall use all reasonable efforts to keep available for the benefit of Buyer the services of persons presently employed in the business of the Corporation and to preserve for Buyer the goodwill and existing relationships which the Corporation has with its customers, suppliers, distributors and sales representatives and others whom the Corporation has existing relationships for purposes of the conduct of its business.

         4.3. Conduct of Business Prior to the Closing Date; Transition Following Closing. Prior to the Closing, Shareholder and the Corporation shall, except as the Buyer otherwise consents in writing: (a) conduct the business of the Corporation only in the usual and ordinary course, which shall include without limitation the continuation in the ordinary and customary course of marketing and sales activities; and (b) refrain from any act or omission which would cause any of the representations and warranties in this Agreement to be or become untrue in any material respect, including without limitation the entry into, termination or material amendment of any material agreement or commitment of the Corporation other than in the ordinary course and consistent with past practice. Following Closing, Shareholder shall assist Buyer with transitioning the business of the Corporation from Shareholder to Buyer, particularly with respect to key customers of the Corporation. On or before the Closing Date, Buyer and Shareholder will agree on the scope of Shareholder's duties and her reasonable compensation for these duties.

         4.4 Updating of Representations and Warranties. Between the date of this Agreement and the Closing Date, the Shareholder shall give notice to Buyer promptly upon becoming aware of (a) any inaccuracy of a representation or warranty set forth in this Agreement or (b) any event or state of facts that, if it had occurred or existed on or prior to the date of this Agreement, would have caused any such representation and warranty to be inaccurate, any such notice to describe such inaccuracy, event or state of facts in reasonable detail.

         4.5. Distributions and Payments. Prior to the Closing, neither the Shareholder nor the Corporation shall make any payments to any of the Corporation's shareholders, officers or directors, or any of their affiliates, except for normal distributions for the purpose of covering Shareholder's tax liabilities consistent with past practice, and except for compensation for services provided which is paid in the ordinary course of business consistent with past practice.

         4.6. Satisfaction of Closing Conditions. Prior to the Closing, the parties shall use all reasonable efforts to satisfy the conditions precedent to the Closing provided in Articles VI and VII, including obtaining all permits, approvals, authorizations, and consents of all third parties necessary for the consummation of the transactions contemplated hereby.

         4.7. No Shopping. Prior to the earlier of the Closing or the termination of this Agreement in accordance with its terms, neither Shareholder nor the Corporation shall (i) solicit or encourage submission of, any proposals or offers by any person, entity or group (other than the Buyer and its affiliates, agents and representatives), or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning the Corporation or any of its subsidiaries to, or afford any access to the properties, books or records of the Corporation or any of its subsidiaries to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than the Buyer and its affiliates, agents and representatives), in connection with any Acquisition Proposal with respect to the Corporation. For purposes of this Agreement, the term "Acquisition Proposal" with respect to an entity means any proposal or offer relating to (i) any merger, consolidation, sale of substantial assets or similar transactions involving the entity or any subsidiaries of the entity (other than sales of assets or inventory in the ordinary course of business), (ii) the acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of capital stock of the entity; or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. The Corporation will (i) notify Buyer as promptly as practicable if any inquiry or proposal is made or any information or access is requested in connection with an Acquisition Proposal or potential Acquisition Proposal and
(ii) as promptly as practicable notify the Buyer of the terms and conditions of any such Acquisition Proposal. In addition, subject to the other provisions of this Section, the Corporation and its subsidiaries will not, and will instruct its respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than the Buyer).

         4.8. Confidentiality. Each of the parties to this Agreement and their representatives will treat all information furnished them pursuant to this Agreement with care and discretion; however, it is understood that such information must be revealed to various employees and authorized representatives of Buyer and the Corporation for analysis and evaluation. Buyer and the Corporation will use their best efforts properly to instruct their respective employees and authorized representatives to keep such information confidential. If the transactions contemplated by this

Agreement are not consummated, the parties will return to the provider of any information all information received pursuant to this Agreement (and all copies thereof) then in their possession. Notwithstanding the foregoing, the parties agree that those certain confidentiality agreements dated February 25, 1999 and May 19, 1999, between the parties shall remain in full force and effect until the Closing of the transactions contemplated in this Agreement or the expiration of such agreements pursuant to their respective terms, whichever occurs first.

         4.9. Publicity. Between the date of this Agreement and the Closing Date, Shareholder, the Corporation and Buyer shall, and the Shareholder shall cause the Corporation to discuss and coordinate communications with respect to any public filing or announcement concerning the transactions contemplated in this Agreement.

         4.10 Option Pool. Effective as of the Closing Date, Buyer will establish or otherwise reserve an option pool consisting of options for the purchase of an aggregate of 100,000 shares of Buyer's common stock, which options shall be distributed at the discretion of Shareholder to the Corporation's employees other than Shareholder and Pierre Michel Kronenberg following the successful closing of the transactions contemplated in this Agreement. Such options shall be incentive stock options and have an exercise price equal to the fair market value of Buyer's stock as of the date the option is granted, a three-year vesting period, a ten-year exercise term, and such other terms, conditions and restrictions as are ordinary under the circumstances. A list detailing the employees whom Shareholder wishes to receive such options together with the number of options to be received by each employee shall be delivered to Buyer at least five (5) days in advance of the Closing Date.

         4.11 Board Position. Upon cessation of her duties as a regular employee of the Corporation or Buyer, Shareholder will be invited to join the Board of Directors of Buyer and will have a period of 30 days to accept or reject the position. Upon acceptance of such invitation and due election to the Board by the Board of Directors, Shareholder shall be immediately eligible for all benefits (such as compensation, payment of travel and lodging and other related expenses, outside director options, and inclusion under Buyer's Directors' and Officers' Liability Insurance Program) then applicable to Buyer's outside Directors generally.

         4.12. 338(h)(10) Election and Sharing of Costs and Benefits; Tax
Returns.

                  (a) Shareholder agrees to join Buyer in making an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "338(h)(10) Election") with respect to the purchase and sale of the Shares. At least three days before the Closing Date, Buyer will deliver to Shareholder a statement of principles to be used in the allocation of the modified aggregate deemed sale price ("MADSP") as defined in Treasury Regulation Section 1.338(h)(10)-1(f), among the assets of the Corporation, and Shareholder and Buyer shall in good faith resolve any disagreement regarding this statement of principles on or before the Closing Date. Within five days after the date the final Closing Date Balance Sheet is prepared and agreed upon by the parties pursuant to Section 1.2(d), the Buyer will deliver to the Shareholder a proposed form of

IRS Form 8023 (or other applicable form), including any required schedules, prepared in accordance with the statement of principles described above. Shareholder and Buyer shall in good faith use commercially reasonable efforts to agree promptly on such forms and the allocation of the MADSP among the assets of the Corporation (the "Allocation Schedule") within three days after delivery by the Buyer of the proposed IRS Form. Shareholder and Buyer will file all relevant tax returns in accordance with the Allocation Schedule as finally agreed upon by the parties.

                  (b) Shareholder shall be responsible for preparing and causing to be filed all tax returns of the Corporation filed on or prior to the Closing Date (or due without penalty prior to the Closing Date) and all S Corporation tax returns of the Corporation, which returns shall be prepared in a manner consistent with prior tax returns of the Corporation, and Buyer shall cooperate with such preparation and filing as reasonably requested by Shareholder.

                  (c) Buyer shall not amend any tax return of or with respect to the Corporation if the effect of the amendment could be to increase the liability of Shareholder for taxes or indemnity therefor, without the advance written consent of Shareholder (not to be unreasonably withheld).

                  (d) If there is an audit of the tax returns of the Corporation or the Shareholder by a taxing authority, and in connection with such audit there are one or more adjustments relating to the 338(h)(10) Election that result in the Shareholder's aggregate tax liability (including interest, penalties and additions to tax) arising from her interest in the Corporation exceeding the Shareholder's aggregate tax liability (including interest, penalties and additions to tax) arising from her interest in the Corporation that would have resulted without the 338(h)(10) Election, then Buyer shall pay to the Shareholder an amount equal to (1) 50% of such additional taxes relating to such audit adjustments and 50% of any interest, penalties and additions to tax relating to such adjustments and (2) an amount equal to the taxes the Shareholder is required to pay as a result of the receipt of payments under this
Section 4.12(d), including but not limited to this clause (2). Buyer shall also pay to the Shareholder 50% of all reasonable professional fees incurred by the Shareholder in connection with the determination of the amount owed to Shareholder pursuant to this Section 4.12(d) and in connection with an audit as it relates to the 338(h)(10) Election. For purposes of applying this Section 4.12(d), it shall be assumed that (A) absent the Section 338(h)(10) Election, deductions relating to the Options would have been allowable (to the extent otherwise allowable without regard to the Section 338(h)(10) Election) in the S corporation period of the Corporation including the day before the Closing Date, and (B) the Shareholder and the Corporation would have properly reported the transactions contemplated by this Agreement if no Section 338(h)(10) Election had been made. Any dispute regarding the amount payable under this Section 4.12 will be resolved pursuant to Section 10.14.

         4.13 Exemption from Section 16. Buyer will use its best efforts, upon advice of counsel, to cause all issuances of Buyer's common stock to Shareholder under this Agreement to qualify for an exemption from the short-swing profit restrictions of Section 16 under the Exchange Act.

                                    ARTICLE V
                         AGREEMENT REGARDING ISSUANCE OF
                              BUYER'S COMMON STOCK

         5.1. Rights. The shares of Buyer's common stock to be issued to Shareholder and certain of the Optionholders shall have the rights, preferences, privileges, and restrictions set forth in Buyer's Articles of Incorporation and the provisions of Minnesota law.

         5.2. Legend. Shareholder warrants and agrees that each certificate representing the shares of Buyer's common stock to be issued to Shareholder under this Agreement shall be endorsed with substantially the following legend:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

         5.3. Taxes on Transfer. The Shareholder shall be responsible for any taxes resulting from any transfer of the shares of Buyer's common stock issued to her under this Agreement.

         5.4. Effective Registration Statement. Subject to Section 5.5 hereof, Buyer agrees to file as soon as practicable, but within 30 days following the Closing Date, a registration statement on Form S-3 with the Securities and Exchange Commission ("SEC") covering the shares of Buyer's common stock to be issued to Shareholder pursuant to this Agreement. It is understood that Buyer cannot and does not warrant or represent that such registration statement filed with the SEC will be declared effective, but Buyer agrees to use its reasonable best efforts to file all documents and to take all other reasonable steps possible in order to have such registration declared effective prior to the expiration of the Lock-Up Agreement. Buyer agrees that it will follow its normal procedure in connection with the filing of the subject registration statement and will make all reasonable changes in response to comments of the SEC so as to enable such registration statement to become effective. Buyer further agrees that once the registration statement has been declared effective it will file post-effective amendments to such registration statement as are necessary to cause such registration statement to remain effective for a period of one (1) year after the expiration of the Lock-Up Agreement.

         5.5 Indemnification.

                  (a) The Buyer will indemnify and hold harmless each holder of its shares which are included in a registration statement pursuant to the provisions of Section 5.4 and any underwriter (as defined in the Securities Act of 1933, as amended (the "Securities Act")) for such holder and each person, if any, who controls such holder or such underwriter within the meaning of the Securities Act, from and against any and all loss, damage, liability, cost and expense to which such holder or any such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that the Buyer will not be liable in any such case to the extent that such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with written information furnished by such holder, such underwriter or such controlling person specifically for use in the preparation thereof.

                  (b) Each holder of shares which are included in a registration pursuant to the provisions of Section 5.4 will indemnify and hold harmless Buyer, any controlling person and any underwriter from and against any and all loss, damage, liability, cost or expense to which Buyer or any controlling person and/or any underwriter may become subject under the Securities Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue or alleged untrue statement or any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in strict conformity with written information furnished by such holder specifically for use in the preparation thereof.

                  (c) Promptly after receipt by an indemnified party pursuant to the provisions of paragraph (a) or (b) of this Section of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said paragraph
(a) or (b), promptly notify the indemnifying party of the commencement thereof; but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party except to the extent the indemnifying party is prejudiced thereby. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party; provided, however, if the defendants in any action include both the indemnified party and the indemnifying party and there is a conflict of interest which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said paragraph (a) or (b) for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (i) the indemnified party shall have employed counsel in accordance with the proviso of the preceding sentence, (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.

         5.6 Conditions to Buyer's Obligation to File Registration Statement. Buyer's obligation to file a registration statement shall, in all cases, be subject to the following provisions:

                  (a) Buyer shall have furnished, and Shareholder shall have agreed to furnish any and all agreements, consents, representations, etc., required of her by the SEC in connection with the filing or as a condition of having the subject registration statement declared effective.

                  (b) Buyer shall not be obligated to file any registration statement if Buyer shall have delivered to Shareholder an opinion of its counsel to the effect that all of the shares delivered pursuant to this Agreement may lawfully be sold to the public without registration under the Act and has delivered to its transfer agent instructions to register the transfer of any shares sold in reliance on such opinion.

                  (c) Buyer shall have the right to include in any such registration statement any of its securities which it or any holder or holders of its securities desire to register or to include the shares delivered pursuant to this Agreement in any registration statement filed or to be filed for other securities of Buyer, provided that such inclusion does not unreasonably delay the effectiveness of the registration of said shares and provided further that such registration will continue in effect as provided in Section 5.4 unless such requirement is waived by the security holders.

                  (d) With respect to such registration statement, Buyer shall bear the expense of any registration and qualification fees, state blue sky fees, fees of Buyer's outside counsel and independent public accountants, printing costs and the salaries and expenses of its employees, and all other costs of preparing and filing the registration statement. Shareholder shall pay all attorneys fees for her counsel incurred as a part of such registration and any other costs related to the sale of any of the shares of Buyer's common stock issued to her under this Agreement, including commissions. Buyer agrees to furnish Shareholder with such number of prospectuses or other documents incident to any such registration as may from time to time be reasonably requested.

                  (e) Either before or after the effective date of such registration statement, if the Buyer shall furnish to Shareholder a certificate signed by an executive officer of the Buyer stating that Buyer is in possession of material information that it deems advisable, in its reasonable discretion upon advice of counsel, not to disclose in a registration statement, then (i) if the registration statement has not yet been declared effective, Buyer's obligations under Section 5.4 to enable such registration statement to become effective shall be deferred for a period not to exceed sixty (60) days from the date the registration statement was required to be filed pursuant to Section 5.4, and (ii) if the registration statement has been declared effective, Shareholder will refrain from making any sales of Buyer's common stock pursuant to the registration statement for a period not more than sixty (60) days specified in the notice to Shareholder; provided, that any suspension of sales pursuant to clause (ii) of this Section shall result in an equivalent increase in the period of time the registration statement is required to be kept effective pursuant to Section 5.4.

         5.7. Contingent Consideration. Upon the issuance of any shares of Buyer's common stock as Contingent Consideration under Section 1.3, Buyer agrees to file as soon as practicable, but within 30 days following the issuance of the shares, a post-effective amendment to the registration statement described in
Section 5.4 or a new registration statement covering the additional shares issued to Shareholder and the Optionholders. The provisions of Sections 5.4, 5.5 and 5.6 will apply to the post-effective amendment or new registration statement.

                                   ARTICLE VI
                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

         The obligations of Buyer under this Agreement are subject to fulfillment prior to or at Closing of each of the following conditions, unless waived in writing by Buyer:

         6.1. Representations and Warranties. Each of the representations and warranties made by Shareholder and the Optionholders in this Agreement, or in any instrument, schedule, certificate or writing delivered by Shareholder or the Optionholders pursuant to this Agreement, shall be true and correct in all material respects when made and as of the Closing Date.

         6.2. Approvals; Absence of Certain Legal Proceedings. All required approvals of any governmental authority shall have been obtained, and no suit or other legal proceeding shall have been commenced seeking to restrict or prohibit the transactions contemplated by this Agreement.

         6.3. Satisfactory Completion of Due Diligence . The Buyer shall have completed its due diligence investigation of the Corporation, and the results of such investigation shall have been satisfactory to the Buyer in its sole discretion.

         6.4. No Material Adverse Change. There shall have been no material adverse change in the business, operations, condition (financial or otherwise) or prospects of the Corporation since the date of this Agreement.

         6.5. Ancillary Agreements. All of the ancillary agreements (the "Ancillary Agreements") referenced in or otherwise required by this Agreement (such as the Option Cancellation Agreements, attached as Exhibit A and B; the Adjustment Escrow Agreement, attached as Exhibit C; the Indemnity Escrow Agreement, attached as Exhibit D; the Lock-Up Agreement, attached as Exhibit E, to be entered into by Shareholder, the Optionholders and Buyer; the Non-Competition, Non-Solicitation and Assignment of Inventions Agreement, attached as Exhibit F, to be entered by Shareholder and Buyer; the Employment, Non-Competition, Non-Solicitation and Assignment of Inventions Agreement attached as Exhibit G, to be entered by Pierre Michel Kronenberg and Buyer;

the Employment and Assignment of Inventions Agreements, in the form of Exhibit H, to be entered by Buyer and the Corporation's employee, Derek Zahn; and such other Employment or other agreements as Buyer shall reasonably require of other key employees of the Corporation) shall have been executed and delivered as contemplated.

         6.6. Legal Opinion. The Buyer shall have received an opinion addressed to Buyer of legal counsel to Shareholder and the Corporation covering the matters referred to in Exhibit I to this Agreement.

         6.7. Deliveries of Optionholders; Appointment of Shareholder as Option Agent. Each Optionholder shall have caused to be delivered to Buyer on or before the Closing Date (a) one of the Option Cancellation Agreements, (b) the instrument representing the Options held by the Optionholder and (c) all other documents, instruments or writings required to be delivered to Buyer at or prior to Closing pursuant to this Agreement, and such other documents as Buyer may reasonably request, executed as appropriate.

         6.8. Other Matters. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall have been delivered and shall be reasonably satisfactory in form and substance to Buyer and its counsel.

                                   ARTICLE VII
               CONDITIONS PRECEDENT TO OBLIGATIONS OF SHAREHOLDER

         The obligations of Shareholder under this Agreement are subject to fulfillment prior to or at the Closing of each of the following conditions, unless waived in writing by Shareholder:

         7.1. Representations and Warranties. Each of the representations and warranties made by Buyer in this Agreement or in any instrument, schedule, certificate or writing delivered by Buyer pursuant to this Agreement, shall be true and correct when made and shall be true and correct at and as of the Closing Date as though such representation and warranties were made or given on and as of the Closing Date.

         7.2. Approvals; Absence of Certain Legal Proceedings. All required approvals of any governmental authority shall have been obtained, and no suit or other legal proceeding shall have been commenced seeking to restrict or prohibit the transactions contemplated by this Agreement.

         7.3. Ancillary Agreements. All of the Ancillary Agreements shall have been entered as contemplated.

         7.4. Legal Opinion. The Shareholder shall have received an opinion addressed to her of legal counsel to the Buyer covering the matters referred to in Exhibit J to this Agreement.

         7.5. Other Matters. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinion, agreements, instruments and documents mentioned herein or incident to any such transactions shall have been delivered and shall be reasonably satisfactory in form and substance to Shareholder and her counsel.

         7.6. Release of Shareholder from Guaranty. Shareholder shall have been released from her Guaranty of the Corporation's line of credit with Bank One.

                                  ARTICLE VIII
                         CLOSING AND CLOSING DELIVERIES

         8.1. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Lindquist & Vennum P.L.L.P. at 10:00 a.m. Central Daylight Time on July 14, 1999, or at such other time or place as agreed by the parties. The date and time of the Closing are herein referred to as the "Closing Date." The Closing shall be effective as of 12:01 a.m. on the Closing Date.

         8.2. Deliveries of Shareholder and the Corporation. Shareholder and the Corporation shall deliver or cause to be delivered to Buyer on the Closing Date all of the following, executed as appropriate:

                  (a) a Certificate executed by Shareholder stating that the representations and warranties made by Shareholder in this Agreement are true and correct on and as of the Closing Date, and that Shareholder has performed and complied with all of her obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date;

                  (b) a Certificate executed by the Secretary of the Corporation certifying as to attached copies of the Corporation's articles of incorporation, bylaws and resolutions of the Corporation's board of directors and shareholder approving this Agreement and setting forth the names of each of the officers of the Corporation authorized to execute this Agreement and all documents, certificates and agreements ancillary hereto, together with their specimen signatures;

                  (c) a Certificate of Good Standing of the Corporation from the Wisconsin Secretary of State or other appropriate authority, dated no more than ten days prior to the Closing Date;

                  (d) the Ancillary Agreements, including but not limited to the Employment, Non-Competition, Non-Solicitation and Assignment of Inventions Agreement attached as Exhibit G, to be entered by Pierre Michel Kronenberg and Buyer, which includes a $500,000 "stay-put" bonus for Mr. Kronenberg, payable quarterly;

                  (e) the resignations of the officers and directors of the Corporation;

                  (f) the opinion of Shareholder's, the Corporation's and the Optionholders' legal counsel covering the matters referred to in Exhibit I;

                  (g) the certificate or certificates representing the Shares, accompanied by a duly executed stock power, executed in blank; and

                  (h) all other documents, instruments or writings required to be delivered to Buyer at or prior to Closing pursuant to this Agreement, and such other certificates of authority and documents as Buyer may reasonably request.

         8.3. Deliveries of Buyer. Buyer shall deliver to Shareholder on the Closing Date all of the following, executed as appropriate:

                  (a) the portion of the Purchase Price payable to Shareholder at Closing and to the Optionholders in accordance with Article I and the Option Cancellation Agreements;

                  (b) a Certificate executed by an officer of Buyer stating that the representations and warranties made by Buyer in this Agreement are true and correct in all material respects on and as of the Closing Date, that Buyer has performed and complied with all of its respective obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date;

                  (c) a Certificate executed by the Secretary of Buyer certifying as to attached copies of the Buyer's articles of incorporation, bylaws and resolutions of Buyer's board of directors approving this Agreement and setting forth the names of each of the officers of Buyer authorized to execute this Agreement and all documents, certificates and agreements ancillary hereto, together with their specimen signatures;

                  (d) the Ancillary Agreements;

                  (e) the opinion of Buyer's legal counsel covering the matters referred to in Exhibit G; and

                  (f) all other documents, instruments or writings required to be delivered to Shareholder at or prior to Closing pursuant to this Agreement, and such other certificates of authority and documents as Shareholder may reasonably request.

                                   ARTICLE IX
                           INDEMNIFICATION AND RELEASE

         9.1. Indemnification of Buyer. Shareholder shall defend, indemnify and hold harmless Buyer and the Corporation from and against any and all claims, causes of action, losses, costs, damages, deficiencies or expenses (including reasonable attorneys' fees) (collectively "Damages") arising from or related to
(a) any and all misrepresentations or breaches of representations, warranties or covenants of Shareholder set forth in this Agreement; (b) any tax payable by the Corporation with respect to any taxable period ending on or prior to the Closing Date, and any tax deficiencies of the Corporation, including interest and penalties, arising from any audit by any tax authority with respect to any period ending on or prior to the Closing Date, except in either case to the extent that such taxes (i) are included as a current liability on the Closing Date Balance Sheet,

(ii) arise as a result of actions taken outside of the ordinary course of business of the Corporation following the Closing Date or (iii) arise as a result of the transactions contemplated by this Agreement, including the 338(h)(10) Election (except as provided in Section 10.16), and such amount shall not be considered a liability for purposes of computing the Closing Working Capital; or (c) any costs and expenses associated with defending against any of the foregoing claims, liabilities, obligations, costs, damages, losses and expenses and seeking indemnification therefor. The indemnification obligations of Shareholder under this Article shall first be satisfied out of the Indemnity Escrow Amount; provided, however, that Buyer shall have recourse against Shareholder under this Section to the extent that the Indemnity Escrow Amount is not sufficient to fund such obligations or in the event that the Indemnity Escrow has been terminated.

         9.2. Indemnification of Shareholder. Buyer shall defend, indemnify and hold harmless Shareholder from and against any and all claims, causes of action, losses, costs, damages, deficiencies or expenses (including reasonable attorneys' fees) (collectively "Damages") arising from or related to (a) any and all misrepresentations or breaches of representations, warranties or covenants of Buyer set forth in this Agreement; or (b) any costs and expenses associated with defending against any of the foregoing claims, liabilities, obligations, costs, damages, losses and expenses and seeking indemnification therefor. In addition, the Corporation (after the Closing) shall defend, indemnify and hold harmless Shareholder from and against any and all Damages arising from or related to (a) any tax payable by the Corporation with respect to any taxable period beginning after the Closing Date, and any tax deficiencies of the Corporation, including interest and penalties, arising from any audit by any tax authority with respect to any period beginning after the Closing Date; (b) except to the extent indemnifiable by Shareholder as provided in Section 9.1 above, any liability under any Environmental Law arising out of, resulting from or relating to (1) the operation by the Corporation of the Leased Real Property after the Closing Date, or (2) Hazardous Materials generated, released or disposed of by the Corporation after the Closing Date; (c) liabilities of the Corporation reflected on the Closing Date Balance Sheet but solely to the extent of any accruals for such liabilities reflected on the Closing Date Balance Sheet; or (d) any costs and expenses associated with defending against any of the foregoing claims, liabilities, obligations, costs, damages, losses and expenses in seeking indemnification therefor.

         9.3. Limitations.

                  (a) Notwithstanding the provisions of Section 9.1, Buyer and the Corporation shall not be entitled to recover Damages for which Buyer or the Corporation is entitled to indemnification as a result of or arising out of matters described in Section 9.1(a) until such Damages exceed $75,000, and if such Damages exceed such amount, Buyer and the Corporation shall be entitled to recover all such Damages in excess of $75,000 up to the amount of 50% of the total amount of the consideration actually received by Shareholder from Buyer; PROVIDED, that Damages resulting from the breach of the representations and warranties in Section 2.3 (Title), the first sentence of Section 2.7 (Properties) and Section 2.11 (Payment of Taxes) shall not be subject to the limitations contained in this Section, but shall be limited to the amount of consideration actually received by Seller from Buyer.

                  (b) Any proceeds from insurance or any other third party obligor paid to or on account of the Buyer or Shareholder, as the case may be, as a direct result of any fact, event or circumstance requiring indemnity pursuant to Section 9.1 or 9.2, as the case may be, shall constitute a credit which shall be offset against the total Damage (before the application of Section 9.3(a)). Any tax benefit to such party as a result of any fact, event or circumstance requiring indemnity pursuant to Section 9.1 or 9.2 shall be offset against the total Damage (before the application of Section 9.3 (a)).

                  (c) On the second anniversary of the Closing Date, the parties shall be released from the agreements of indemnification contained in Sections
9.1 and 9.2 in respect of any claims which have not been made, in writing, prior to such date; provided, however, that the Shareholder shall not be released from the agreements of indemnification arising under Section 9.1(a) with respect to breaches of representations and warranties contained in Section 2.3 (Title), the first sentence of Section 2.7 (Properties) or Section 2.11 (Payment of Taxes), or breaches of covenants in this Agreement, all of which shall continue until the applicable statute of limitations has expired. Notwithstanding the foregoing, all agreements of indemnification under Sections 9.1 and 9.2 shall remain effective in respect of claims made in writing by giving notice as provided in this Agreement prior to such respective dates until such claims are finally determined and satisfied in full.

         9.4. General Release. On the Closing Date, Shareholder shall release the Corporation and its directors, officers, agents and employees and discharges them from any and all obligations and claims which have arisen or might arise out of facts or actions existing or taken on or prior to the Closing Date, except obligations or claims which may be made under this Agreement. In the event that Buyer is entitled to any claim for indemnification under this Agreement against the Shareholder, the Shareholder agrees that she shall not have the right to seek indemnity or contribution with respect to any such claim from, or have any similar right with respect to, the Corporation, Buyer or their affiliates whether by contract, agreement, bylaw, corporate law statute, common law or otherwise.

                                    ARTICLE X
                                  MISCELLANEOUS

         10.1. Survival of Representations and Warranties. The representations, warranties, covenants and agreements set forth in this Agreement or in any writing delivered to Buyer or Shareholder in connection with this Agreement will survive the Closing Date and the consummation of the transactions contemplated hereby as provided in Section 9.3(c).

         10.2. Expenses. Buyer and Shareholder will each pay all of their own legal and other expenses incurred in the preparation of this Agreement and the performance of the terms and conditions hereof. Shareholder represents that all such expenses of the Corporation shall be paid or accrued prior to the Closing.

         10.3. Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws (and not the law of conflicts) of the State of Minnesota.

         10.4. Entire Agreement. This Agreement, including the other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein. This Agreement supersedes all prior agreements and undertakings between the parties with respect to such subject matter, except certain confidentiality agreements to the extent described in Section 4.8. No waiver and no modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby.

         10.5. Severability of Invalid Provision. If any one or more covenants or agreements provided in this Agreement should be contrary to law, then such covenant or covenants, agreement or agreements shall be null and void and shall in no way affect the validity of the other provisions of this Agreement.

         10.6. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

         10.7. Section Headings. Section headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of the provisions hereof.

         10.8. Counterparts. This Agreement may be executed in one or more counterparts, by facsimile or otherwise, and shall become effective when one or more counterparts have been signed by each of the parties.

         10.9. Waiver. Waiver by Shareholder or Buyer of any breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute a continuing waiver of, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

         10.10. Non-exclusivity. The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive and shall be in addition to any and all other rights, remedies, powers and privileges granted by law, rule, regulation or instrument; PROVIDED, HOWEVER, that rights, remedies, powers and privileges of Buyer with respect to the accuracy of Shareholder's representations and warranties are subject to the limitations in Section 9.3, except to the extent that they relate to claims of fraud.

         10.11. Financial Statements. Shareholder and Buyer acknowledge that Buyer may need to report this transaction in a Form 8-K filing with the SEC and, in connection therewith, Buyer may be required to file audited financial statements of the Corporation for the past three years. Shareholder agrees to the inclusion of such financial statements in the Form 8-K and further agrees to provide all necessary assistance, including management letters, as may reasonably be required to complete such audited financial statements within the time required by the SEC.

         10.12. Notices. All notices and replies thereto required hereunder shall be in writing, properly addressed to the other party, signed by the party giving notice, and may be delivered by hand or sent by facsimile transaction or certified mail, return receipt requested. Notices shall be effective upon receipt. Notices sent by mail shall be deemed received on the date of receipt indicated by the return verification provided by the U.S. Postal Service. Notices sent by facsimile transaction shall be deemed received the day on which sent and shall be conclusively presumed to have been received in the event that the sender's copy of the facsimile transaction contains the "confirmation" of the other party's facsimile transaction. Notice shall be given, mailed or sent to the parties at the following addresses, or at such other address as may be given by proper notice.

         If to Buyer:           ONTRACK Data International, Inc.
                                6321 Bury Drive, Suites 13-21
                                Eden Prairie, MN 55346
                                Attention: John M. Bujan, General Counsel

         with copy to:          Lindquist & Vennum P.L.L.P.
                                4200 IDS Center
                                80 South 8th Street
                                Minneapolis, MN 55402
                                Attention: Martin R. Rosenbaum, Esq.

         If to Shareholder:     Ms. Jennifer Kronenberg
                                c/o Mijenix Corporation
                                3030 Sterling Circle
                                Boulder, CO 80301

         with copy to:          Bradley D. Schwartz, Esq.
                                Strategic Law Partners, LLP
                                333 S. Grand Ave., 39th Floor
                                Los Angeles, CA 90071

         10.13. Employee Matters. Except for key employees and others who shall enter employment agreements in accordance with this Agreement, which employees and others shall be employed according to such agreements, Buyer intends to, but shall not be obligated to, continue the employment of substantially all persons who were employed by the Corporation on a full-time basis as of June 30, 1999, and who continue to be employed by the Corporation at the Closing Date, at current wages or salaries and on an "employment at will" basis.

         10.14. Dispute Resolution. Any dispute arising out of or relating to this Agreement shall be resolved in accordance with this Section.

                  (a) Either Buyer or Shareholder for herself or on behalf of the Optionholders may give the other party written notice of a dispute not resolved in the normal course of business. Buyer and Shareholder shall meet at a mutually acceptable time and place within 10 days after the delivery of such notice, and thereafter as often as they reasonably believe necessary to attempt to resolve the dispute.

                  (b) Any dispute that has not been resolved by non-binding means within 45 days of the delivery of a written notice of dispute as provided in this Section shall be finally settled by arbitration conducted expeditiously in accordance with the rules of the American Arbitration Association by a sole arbitrator. Any arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. ss.ss. 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The location of any arbitration will be in Minneapolis, Minnesota.

                  (c) The arbitrator is empowered to award consequential damages and other damages in addition to compensatory damages for breaches of this Agreement. If it is determined by the arbitrator that one party has generally prevailed on the issues, then the other party shall bear the cost of the arbitration proceedings, including, without limitation, the arbitration fees, arbitrator's compensation and expenses and the other party's legal fees and expenses; otherwise, such arbitration costs, fees and expenses shall be borne by the parties equally and each party shall bear its own legal fees and expenses.

                  (d) Notwithstanding any other provision in this Section to the contrary, either the Buyer or the Shareholder may bring court proceedings or claims against the other party(ies) (i) as part of separate litigation commenced by an unrelated third party, or (ii) if not first sought from the arbitrator, solely to obtain temporary or preliminary injunctive relief or other interim remedies pending conclusion of the arbitration.

         10.15. Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) by mutual consent of the Buyer and the Shareholder;

                  (b) by either the Buyer, on the one hand, or the Shareholder, on the other hand, if there has been a misrepresentation or breach of warranty on the part of the other party in the representations and warranties set forth in this Agreement, or if the conditions precedent to the terminating party's obligations to consummate the transactions contemplated hereby have not been satisfied on or prior to Closing Date (other than as a result of the willful acts or omissions of the terminating party); or

                  (c) by either the Buyer, on the one hand, or the Shareholder, on the other hand, if the transactions contemplated hereby have not been consummated on or before September 30, 1999; provided that neither the Buyer nor the Shareholder will be entitled to terminate pursuant to this Section if the Buyer's or the Shareholder's willful breach of this Agreement, respectively, has prevented the consummation of the transactions contemplated hereby.

                  (d) In the event of termination of this Agreement by either the Buyer or the Shareholder as provided above, this Agreement will forthwith become void, and there will be no liability on the part of either the Buyer or the Shareholder, except for breaches of this Agreement prior to the time of such termination.

         10.16. Taxes. Except as provided in Section 4.12, Shareholder and the Optionholders will be responsible for any and all taxes payable by them as a result of the purchases described in this Agreement. The Corporation will be responsible for the employer's portion of all taxes payable with respect to the payments to the Shareholder and the Optionholders; provided, however, that any such taxes shall be reflected on the Corporation's Closing Date Balance Sheet.

         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto on the day and year first above written.


                                       ONTRACK DATA INTERNATIONAL, INC.

                                       By:  /s/ Michael W. Rogers
                                           -------------------------------------
                                       Its: CEO


                                       MIJENIX CORPORATION

                                       By:  /s/ Jennifer Kronenberg
                                           -------------------------------------
                                       Its: President


                                       /s/ Jennifer Kronenberg
                                       -----------------------------------------
                                       Jennifer Kronenberg, Individually

                         INDEX OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A          Form of Large Option Cancellation Agreement
Exhibit B          Form of Small Option Cancellation Agreement
Exhibit C          Form of Adjustment Escrow Agreement
Exhibit D          Form of Indemnity Escrow Agreement
Exhibit E          Lock-Up Agreement
Exhibit F          Non-Competition, Non-Solicitation and Assignment of
                   Inventions Agreement for Jennifer Kronenberg
Exhibit G          Employment, Non-Competition, Non-Solicitation and Assignment
                   of Inventions Agreement for Pierre Michel Kronenberg
                   (including $500,000 "Stay-Put" bonus)
Exhibit H          Employment and Assignment of Inventions Agreement for
                   Derek Zahn
Exhibit I          Matters to be Covered in Legal Opinion of Counsel to
                   Shareholder, the Corporation, and the Optionholders
Exhibit J          Matters to be Covered in Legal Opinion of Counsel to Buyer

SCHEDULES

Schedule A         Optionholders
Schedule 1.2       Allocation of Closing and Contingent Payments
Schedule 1.2(d)    Target Working Capital (as described in Corporation's
                   projected June 30, 1999 balance sheet prepared in April 1999)
Schedule 1.3(b)    Projected Revenues (as described in Corporation's projected income statements prepared in April 1999)
Schedule 1.3(c)    Corporation Marketing Expenses
Schedule 2         Shareholder's Disclosure Schedule